                                                                 EXHIBIT 3(a)
--------------------------------------------------------------------------------

                                  STATE OF DELAWARE
                               CERTIFICATE OF AMENDMENT
                           OF CERTIFICATE OF INCORPORATION
--------------------------------------------------------------------------------

TCF Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of directors of TCF Financial Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" (Section A) so that, as amended, said Article 4.A shall be and read as follows:

A. Authorized Shares

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is one hundred seventy million (170,000,000) shares, $.01 par value, divided into two classes of which one hundred and forty million (140,000,000) shares shall be Common Stock (hereinafter the "Common Stock") and thirty million (30,000,000) shares shall be Preferred Stock (hereinafter the "Preferred Stock"). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without a separate vote of the holders of Preferred Stock as a class.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at an annual meeting of the stockholders of said corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said TCF Financial Corporation has caused this certificate to be signed by Gregory J. Pulles, an Authorized Officer this 5 day of June, 1997.

                              BY: /s/ Gregory J. Pulles
                                  ---------------------
                              TITLE OF OFFICER: Secretary
                                               ------------------